  Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2022 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the fourth quarter of 2022 were $12.2 million, down 7.4% compared to $13.2 million for the fourth quarter of 2021

●	Net sales for the year ended December 31, 2022 decreased 9.7% to $62.0 million, compared to $68.6 million for the year ended December 31, 2021

●	Net income for the fourth quarter of 2022 was $564,000, or $0.05 per diluted share, compared to $600,000, or $0.05 per diluted share, for the fourth quarter of 2021

●	Net income for the year ended December 31, 2022 was $3.3 million, or $0.26 per diluted share, compared to $6.8 million, or $0.50 per diluted share, for the year ended December 31, 2021

●	Cash of $16.3 million and working capital of $50.2 million with no debt, as of December 31, 2022

Nogales, Arizona – March 16, 2023 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period and year ended December 31, 2022.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Although sales of disposable protective garments decreased for the full year for 2022 compared to 2021, it was as a result of record sales in the first half of 2021, driven by continued strong shipments in response to COVID-19. Sales of disposable protective garments in 2022 were negatively affected due to excess inventories in the first half of 2022 with our main distributor and end-customer base as a result of the pandemic. Sales of disposable protective garments in the second half of 2022 increased by approximately 27% as compared to the same period of 2021 and increased by 32% comparing the fourth quarter of 2022 to the same period of 2021. In addition, sales in 2022 were up approximately 14% as compared to pre-pandemic levels.

Going forward in 2023, we are seeing reversing and positive trends with the aforementioned challenges. In the first quarter of 2023, our sales and marketing team is presenting at many national trade conferences and distributor meetings for the first time in three years. Moreover, feedback from some early first quarter 2023 national meetings is that our mutual end-customers are also relaxing their protocols and allowing for face-to-face meetings, product demonstrations and product evaluations. We are starting to see more consistent ordering patterns from our distributor customers, which is an indication of more balanced inventories in the marketplace. To that end, our expectations for disposable protective garments in 2023 is cautiously optimistic.”

“Building Supply segment sales increased only marginally in 2022 compared to 2021 due to a softening in the building industry since the third quarter of 2022, resulting from a slowdown in new home construction starts, re-roofing expenditures and inventory stockpiles at the dealer side. Sales for this segment were up 8.7% year to date at the end of the third quarter of 2022. We have experienced the five highest quarters on record for the Building Supply segment over the past seven quarters: the first, second and third quarters of 2022 and the second and third quarters of 2021.

Even though we had a modest increase in our housewrap product category, we are pleased with the 9.2% increase on our high end FORTIS products as well as increased traction in our line of flashing products. Our line of wall products and flashings is showing a positive market response as we expand into the multi-family and commercial construction sectors. One of our housewrap growth strategies is to pursue additional market share of the multi-family building market, through the education of architects and introducing new products, which are currently in development, to meet the needs of ever changing building code requirements and customers’ needs. The market has seen a transition to more economical products through 2022 and appears likely to remain on this course as we move into the slowdown in parts of the country in new home construction. To bolster sales, we are preparing to launch our line of self-adhered roofing products which we feel will bring additional revenue to our current synthetic roof underlayment line of products.”

Mr. Hoffman concluded, “The Company has committed to increasing production capacity in our Building Supply segment by investing approximately $4.0 million in new equipment, a part of which became operational in the latter part of the third quarter of 2021. The remaining equipment was delivered in January 2023 and will be operational at some point during the first quarter of 2023.

Management is encouraged by our growth potential, in particular in our Building Supply segment, in the coming year. However, there is uncertainty in the economy in relation to interest rates and a possible recession and the continued slowdown in building that could impact the Building Supply segment.”

2022 Results

Net Sales

Consolidated sales for the three months ended December 31, 2022 decreased to $12.2 million, from $13.2 million for the three months ended December 31, 2021, representing a decrease of $970,000, or 7.4%. This decrease consisted of decreased sales in the Building Supply segment of $2.4 million, partially offset by increased sales in the Disposable Protective Apparel segment of $1.4 million.

Sales for the Disposable Protective Apparel segment for the three months ended December 31, 2022 increased by $1.4 million, or 31.6%, to $5.9 million, compared to $4.5 million for the same period of 2021. This segment increase was due to a 49.0% increase in sales of disposable protective garments, partially offset by a 7.4% decrease in sales of face masks and a 29.3% decrease in face shield sales.

The sales mix of the Disposable Protective Apparel segment for the three months ended December 31, 2022 was approximately 83% for disposable protective garments, 12% for face masks and 5% for face shields. This sales mix is compared to approximately 73% for disposable protective garments, 17% for face masks and 10% for face shields for the three months ended December 31, 2021.

Building Supply segment sales for the three months ended December 31, 2022, decreased by $2.4 million, or 27.6%, to $6.3 million, compared to $8.7 million for the three months ended December 31, 2021. The Building Supply segment decrease during the fourth quarter of 2022 was primarily due to a 13.7% decrease in sales of housewrap, a decrease in sales of synthetic roof underlayment of 25.8% as compared to the same period of 2021. Other woven material revenues were heavily impacted by timing in the fourth quarter of 2022, as despite showing a significant year over year drop on a quarterly basis, full year 2022 revenues are up 50% compared to the same period of 2021.

The sales mix of the Building Supply segment for the three months ended December 31, 2022 was approximately 49% for synthetic roof underlayment and 51% for housewrap. This compared to approximately 49% for synthetic roof underlayment, 44% for housewrap and 7% for other woven material for the three months ended December 31, 2021.

Consolidated sales for the year ended December 31, 2022 decreased to $62.0 million, from $68.6 million for the year ended December 31, 2021, representing a decrease of $6.7 million or 9.7%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $6.7 million, partially offset by increased sales in the Building Supply segment of $48,000.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2022 decreased by $6.7 million, or 21.1%, to $25.0 million, compared to $31.7 million for the same period of 2021. This segment decrease was due to a 10.7% decrease in sales of disposable protective garments, a 43.8% decrease in sales of face masks and a 25.6% decrease in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the year ended December 31, 2022 was approximately 71% for disposable protective garments, 19% for face masks and 10% for face shields. This sales mix is compared to approximately 63% for disposable protective garments, 26% for face masks and 11% for face shields for the year ended December 31, 2021.

Building Supply segment sales for the year ended December 31, 2022 increased by $48,000, or 0.1%, to $36.9 million, compared to $36.9 million for the year ended December 31, 2021. The Building Supply segment increase during the year ended December 31, 2022 was primarily due to a 1.3% increase in sales of housewrap and a 37.4% increase in sales of other woven material, partially offset by a decrease in sales of synthetic roof underlayment of 3.6% and an increase in rebates compared to the same period of 2021.

The sales mix of the Building Supply segment for the year ended December 31, 2022 was approximately 47% for synthetic roof underlayment, 43% for housewrap and 10% for other woven material. This compared to approximately 50% for synthetic roof underlayment, 43% for housewrap and 7% for other woven material for the year ended December 31, 2021. Our synthetic roof underlayment product line primarily includes REX SynFelt®, REX TECHNOply® and TECHNO SB®, and our housewrap product line primarily consists of REX Wrap®, REX Wrap® Plus and REX™ Wrap Fortis.

Gross Profit

Gross profit decreased by $134,000, or 2.7%, to $4.8 million for the three months ended December 31, 2022, from $4.9 million for the three months ended December 31, 2021. The gross profit margin was 39.4% for the three months ended December 31, 2022, compared to 37.5% for the three months ended December 31, 2021.

Gross profit decreased by $3.6 million, or 14.3%, to $21.7 million for the year ended December 31, 2022, from $25.3 million for the year ended December 31, 2021. The gross profit margin was 35.0% for the year ended December 31, 2022, compared to 36.9% for the year ended December 31, 2021.

Although the gross profit margin has been negatively affected in 2022 by significant increases in ocean freight and other transportation costs, ocean freight rates have recently come down, but not to pre-pandemic levels. Additionally, our portfolio of products has been affected by much higher than normal raw material costs and increased labor costs. The Company increased prices on many products during the latter part of the third quarter of 2022, which has recently had a positive effect on gross profit margin. Management expects the gross profit margin to improve next year, although continuing inflationary pressures could affect such improvements.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $15,000, or 0.4%, to $3.9 million for the three months ended December 31, 2022, from $3.9 million for the three months ended December 31, 2021. As a percentage of net sales, selling, general and administrative expenses increased to 31.7% for the three months ended December 31, 2022, up from 29.5% for the same period of 2021, primarily as a result of lower revenue.

Selling, general and administrative expenses decreased by $335,000, or 2.0%, to $16.2 million for the year ended December 31, 2022, from $16.6 million for the year ended December 31, 2021. As a percentage of net sales, selling, general and administrative expenses increased to 26.2% for the year ended December 31, 2022, from 24.1% for the same period of 2021, primarily as a result of lower net sales.

Income from Operations

Income from operations decreased by $86,000, or 10.2%, to $760,000 for the three months ended December 31, 2022, compared to $846,000 for the three months ended December 31, 2021. The decreased income from operations was primarily due to a decrease in gross profit of $134,000, partially offset by a decrease in selling, general and administrative expenses of $15,000 and a decrease in depreciation and amortization expense of $33,000. Income from operations as a percentage of net sales for the three months ended December 31, 2022 was 6.2%, compared to 6.4% for the same period of 2021.

Income from operations decreased by $3.2 million, or 41.3%, to $4.7 million for the year ended December 31, 2022, compared to $7.9 million for the year ended December 31, 2021. The decreased income from operations was primarily due to a decrease in gross profit of $3.6 million, partially offset by a decrease in selling, general and administrative expenses of $335,000 and a decrease in depreciation and amortization expense of $3,000. Income from operations as a percentage of net sales for the year ended December 31, 2022 was 7.5%, compared to 11.5% for the same period of 2021.

Other Income

Other income increased by $161,000, or 309.6%, to $109,000 for the three months ended December 31, 2022, from a loss of $52,000 for the three months ended December 31, 2021. The increase was due to an increase in equity in income of unconsolidated affiliate of $52,000, and an increase in interest income of $109,000.

Other income decreased by $828,000 to a loss of $255,000 for the year ended December 31, 2022, from other income of $573,000 for the same period of 2021. The decrease was primarily due an impairment on deposit of $490,000, and a decrease in equity in income of unconsolidated affiliate of $484,000, partially offset by an increase in interest income of $146,000. The impairment on deposit was due to equipment for the Disposable Protective Apparel segment that was not delivered. The Company has filed a lawsuit in this matter.

Net Income

Net income for the three months ended December 31, 2022 was $564,000, compared to net income of $600,000 for the three months ended December 31, 2021, representing a decrease of $36,000, or 6%. Net income as a percentage of net sales for the three months ended December 31, 2022 was 4.6%, and net income as a percentage of net sales for the same period of 2021 was 4.5%. Basic and diluted earnings per common share for the three months ended December 31, 2022, and 2021 were $0.05 and $0.05, respectively.

Net income for the year ended December 31, 2022 was $3.3 million compared to net income of $6.8 million for the same period of 2021, representing a decrease of $3.5 million, or 51.4%. Net income as a percentage of net sales for the year ended December 31, 2022 was 5.3%, and net income as a percentage of net sales for the same period of 2021 was 9.8%. Basic earnings per common share for the years ended December 31, 2022 and 2021 were $0.26 and $0.51, respectively. Diluted earnings per common share for the years ended December 31, 2022 and 2021 were $0.26 and $0.50, respectively.

Balance Sheet

As of December 31, 2022, the Company had cash of $16.3 million compared to $16.3 million as of December 31, 2021. Working capital totaled $50.2 million and the Company’s current ratio was 22:1, compared to a current ratio of 20:1 as of December 31, 2021.

Inventory decreased by $572,000, or 2.3%, to $24.4 million as of December 31, 2022, from $25.0 million as of December 31, 2021. The decrease was due to a decrease in inventory for the Disposable Protective Apparel segment of $1.9 million or 11.4%, to $14.4 million, partially offset by an increase in inventory for the Building Supply segment of $1.3 million, or 14.6%, to $10.0 million.

Colleen McDonald, Chief Financial Officer, commented, “As of December 31, 2022, we had $2,195,000 available for additional stock purchases under our stock repurchase program. During the year ended December 31, 2022, we repurchased 910,700 shares of common stock at a cost of $3,882,000. As of December 31, 2022, we had repurchased a total of 19,460,617 shares of common stock at a cost of approximately $46,324,000 through our repurchase program, which commenced in 1999. We retire all stock upon repurchase and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, transportation and other costs, inflationary pressures, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of a weakness in internal control over financial reporting; our partnership with a joint venture partner; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$16,290,000	$16,307,000
Accounts receivable, net of allowance for doubtful accounts of $45,000 as of December 31, 2022 and $64,000 as of December 31, 2021	5,382,000	3,397,000
Accounts receivable, related party	1,591,000	1,383,000
Inventories	24,397,000	24,969,000
Prepaid expenses	4,902,000	6,943,000
Total current assets	52,562,000	52,999,000

Property and equipment, net	5,742,000	6,064,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	1,000	3,000
Right-of-use assets	1,725,000	2,648,000
Equity investment in unconsolidated affiliate	4,718,000	5,251,000
Total assets	$64,803,000	$67,020,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$674,000	$528,000
Accrued liabilities	833,000	1,250,000
Lease liabilities	899,000	883,000
Total current liabilities	2,406,000	2,661,000

Lease liabilities, net of current portion	875,000	1,817,000
Deferred income tax liabilities, net	764,000	791,000
Total liabilities	4,045,000	5,269,000
Commitments and contingincies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 12,226,306 and 13,115,341 shares outstanding as of December 31, 2022 and December 31, 2021, respectively	123,000	132,000
Retained earnings	62,124,000	62,488,000
Accumulated other comprehensive loss	(1,489,000)	(869,000)
Total shareholders' equity	60,758,000	61,751,000
Total liabilities and shareholders' equity	$64,803,000	$67,020,000

Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net sales	$12,225,000	$13,195,000	$61,981,000	$68,637,000

Cost of goods sold, excluding depreciation and amortization	7,414,000	8,250,000	40,298,000	43,339,000
Gross profit	4,811,000	4,945,000	21,683,000	25,298,000

Operating expenses:
Selling, general and administrative	3,878,000	3,893,000	16,219,000	16,554,000
Depreciation and amortization	173,000	206,000	814,000	817,000
Total operating expenses	4,051,000	4,099,000	17,033,000	17,371,000

Income from operations	760,000	846,000	4,650,000	7,927,000

Other income (expenses):
Equity in income (loss) of unconsolidated affiliate	-	(52,000)	87,000	571,000
Impairment on deposit	-	-	(490,000)	-
Interest income, net	109,000	-	148,000	2,000
Total other income (loss), net	109,000	(52,000)	(255,000)	573,000
Income before provision for income taxes	869,000	794,000	4,395,000	8,500,000

Provision for income taxes	305,000	194,000	1,113,000	1,744,000

Net income	$564,000	$600,000	$3,282,000	$6,756,000

Basic earnings per common share	$0.05	$0.05	$0.26	$0.51

Diluted earnings per common share	$0.05	$0.05	$0.26	$0.50

Basic weighted average common shares outstanding	12,354,564	13,138,096	12,713,533	13,225,628

Diluted weighted average common shares outstanding	12,403,455	13,302,013	12,781,004	13,499,442

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